UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 22, 2003

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2003 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 30, 2003 at 11:00 a.m. (EST) in Tampa, Florida at the Hyatt Regency Tampa. We are changing the location of our Annual Meeting each year to provide an opportunity for stockholders located in various geographic regions to more conveniently attend the meeting. We chose Tampa as the location of this year’s meeting to accommodate stockholders located in the southeastern states.

The meeting will focus on the business items listed in the notice of the meeting, which follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card and Sara Lee’s 2003 Annual Report.

Your vote is important and we encourage you to vote promptly, whether you plan to attend the meeting or not. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you prefer, you may attend the meeting and vote in person.

Sincerely,

C. Steven McMillan
Chairman of the Board, President and Chief Executive Officer

NOTICE OF THE 2003

ANNUAL MEETING OF STOCKHOLDERS

The 2003 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 30, 2003, at 11:00 a.m. (EST), in the Hyatt Regency Tampa in Tampa, Florida for the following purposes:

1.	to elect 12 directors;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year;

3.	to vote on two stockholder proposals; and

4.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 2, 2003 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials, or by signing, dating and mailing the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

Roderick A. Palmore
Senior Vice President, General Counsel and Secretary

September 22, 2003

ADMISSION TO THE 2003 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the Annual Meeting. An admission ticket will be mailed to you if:

•	your Sara Lee shares are registered in your name and you check the appropriate box on your proxy card (or, if you vote over the Internet or by telephone, if you click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted); or

•	your shares are held in the name of a broker or other nominee, and you request an admission ticket by writing to: Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260, Attn: Investor Relations. You must enclose written evidence of your stock ownership as of September 2, 2003, such as a brokerage statement or letter from your broker.

Only stockholders who own Sara Lee common stock as of the close of business on September 2, 2003 will be entitled to attend the meeting. Your admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. We have operations in 55 countries and market branded consumer products in nearly 200 nations. We employ approximately 145,800 people worldwide. The address of our principal executive office is 70 W. Madison Street, Chicago, Illinois 60602-4260. Our telephone number is (312) 726-2600 and our corporate Web site is located at www.saralee.com.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 30, 2003 at 11:00 a.m. (EST), in the Regency Ballroom V-VII of the Hyatt Regency Tampa, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida. The telephone number of the Hyatt Regency Tampa is (813) 225-1234. The doors to the meeting room will open for admission at 10:30 a.m.

An admission ticket (or other proof of ownership of Sara Lee stock as of September 2, 2003), as well as some form of photo identification, must be presented in order to be admitted to the Annual Meeting. An admission ticket will be mailed to you if:

•	your Sara Lee shares are registered in your name and you check the appropriate box on your proxy card (or, for those voting shares over the Internet or by telephone, if you click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted); or

•	your shares are held in the name of a broker or other nominee, and you request an admission ticket by writing to: Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260, Attn: Investor Relations. You must enclose written evidence of your stock ownership as of September 2, 2003, such as a brokerage statement or letter from your broker.

Only stockholders who own Sara Lee common stock as of the close of business on September 2, 2003 will be entitled to attend the meeting. Your admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Information About this Proxy Statement

General.    We sent you these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s Shareholder Services Department at (888) 422-9881. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 22, 2003, we began mailing these proxy materials to all stockholders of record as of the close of business on September 2, 2003.

Electronic Delivery.    You can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report for future meetings electronically over the Internet. If you hold shares in your name (instead of through a broker or other nominee), you can choose this option by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for this year’s Annual Meeting. If you hold your shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee.

If you vote your shares for the 2003 Annual Meeting over the Internet, you will be given the opportunity to consent to future delivery of Sara Lee documents over the Internet, unless you hold your shares through a broker that is unable to accommodate your request. If you are not given an opportunity to consent to delivery over the Internet when you vote your proxy, you may contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of Internet delivery. You also can access our 2003 proxy statement and annual report via the Internet under “Reports and Documents” on the Investors page of our corporate Web site at www.saralee.com. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s Annual Meeting you will receive e-mail notification when the proxy materials and annual report are available for your on-line review. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

Householding.    The Securities and Exchange Commission’s rules permit us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

If you are currently a stockholder sharing an address with another stockholder and wish to have your future proxy statements and annual reports householded (i.e., receive only one copy of each document for your household), please contact us at the above address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the U.S. can vote by telephone by calling (800) 690-6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (EST) on October 29, 2003. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 P.M. (EST) on October 27, 2003 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote. You also must request an admission ticket by writing to: Sara Lee Corporation, 70 W. Madison Street, Chicago,

Illinois 60602-4260, Attn: Investor Relations. Please enclose with your request written evidence of your stock ownership as of September 2, 2003, such as a brokerage statement or letter from your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	For the election of the 12 nominees for directors;

•	For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2004; and

•	Against the two stockholder proposals.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy card with a date later than your previously delivered proxy, by voting in person at the Annual Meeting or granting a subsequent proxy through the Internet or telephone, or by sending a written revocation to Sara Lee’s Secretary, Roderick A. Palmore. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 2, 2003. As of September 2, 2003, there were 794,468,255 shares of common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in Sara Lee’s Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 P.M. (EST) on October 27, 2003.

Before the September 2, 2003 record date, each share of Series A ESOP Convertible Preferred Stock that was held in the Sara Lee Employee Stock Ownership Plan was converted into eight shares of common stock. These shares of common stock will be voted in the same manner as other shares held in Sara Lee’s Savings Plans, as described above.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of ADP Investor Communication Services will tabulate votes and act as Inspectors of Election at this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to be Taken

Twelve directors will be elected at the Annual Meeting by a plurality of all the votes cast at the Annual Meeting, meaning that the 12 nominees for director who receive the most votes will be elected. Other matters to be considered at the Annual Meeting require an affirmative vote of the majority of all votes cast on the matter. Abstentions and broker non-votes will have no effect on any of the items to be presented at the Annual Meeting.

Other Matters

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals discussed in this proxy statement. Under our Bylaws, generally no business other than the four proposals described in this proxy statement may be transacted at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, including any properly submitted stockholder proposal omitted from the proxy statement and form of proxy pursuant to the rules of the Securities and Exchange Commission, your proxies will act on such matter in their discretion.

ELECTION OF DIRECTORS

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Twelve directors will be elected at this year’s Annual Meeting. Each director’s term lasts until the 2004 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected. All the nominees currently are directors. Steven McMillan and Cary McMillan are not related.

We note the retirement of three directors since last year’s Annual Meeting. James L. Ketelsen, who has served as a director for 21 years, and Hans B. van Liemt, who has served as a director for nine years, are retiring from the Board at this year’s meeting. In addition, Frank L. Meysman retired from the Board in June 2003, after providing valuable counsel to Sara Lee as both an executive officer and director for many years. We thank Messrs. Ketelsen, van Liemt and Meysman for their faithful service and valuable contributions to the corporation, and we wish them well in their future endeavors.

Sara Lee’s Bylaws provide that the size of the Board of Directors shall be fixed, and may be modified, from time to time by resolution of the Board. The directors have adopted a resolution reducing the size of the Board from 15 members to 12 members, effective as of the Annual Meeting. Accordingly, proxies cannot be voted for more than 12 nominees.

If a nominee is unavailable to serve as a director, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a director. The ages of the nominees are as of October 30, 2003.

J.T. BATTENBERG III Chairman of the Board, Chief Executive Officer and President of Delphi Corporation (mobile electronics and transportation components and systems) since November 1998. Mr. Battenberg has led Delphi and its precursor, the Automotive Components Group Worldwide (a General Motors Corporation business), since 1992. Mr. Battenberg was an officer of General Motors Corporation from 1988 through 1998, and was elected an Executive Vice President of General Motors Corporation and a member of the General Motors President’s Council in 1995. He became a director of Sara Lee in June 2002. Mr. Battenberg also serves as a director of Covisint, L.L.C. and FIRST (For Inspiration and Recognition of Science and Technology), and serves as a member of the Board of Trustees of Kettering University and Columbia University Business School, and the National Advisory Board for JP Morgan Chase. Mr. Battenberg also serves on the Board Executive Committee for the Economic Club of Detroit and is a member of The Business Roundtable, The Business Council, the G-100 Group and Detroit Renaissance. Age 60.

CHARLES W. COKER Chairman of the Board of Sonoco Products Company (packaging products manufacturer) since 1990. Mr. Coker also served as Chief Executive Officer of Sonoco Products from 1990 to 1998, as President from 1970 to 1990 and was reappointed President from 1994 to 1996, while maintaining the title and responsibility of Chairman and Chief Executive Officer. He became a director of Sara Lee in 1986. Mr. Coker also is a director of Bank of America Corporation, Progress Energy Inc. and its subsidiary companies, Progress Energy Carolinas, Inc. and Florida Progress Corporation. Age 70.

JAMES S. CROWN President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and Bank One Corporation. He also serves as Chairman of the Board of Trustees of the University of Chicago, and is a trustee of the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 50.

WILLIE D. DAVIS President and Chief Executive Officer of All-Pro Broadcasting, Inc. (broadcasting company), a privately owned company, since 1978. Mr. Davis became a director of Sara Lee in 1983. He also is a director of The Dow Chemical Company, Alliance Bank (Culver City, California), Johnson Controls Inc., MGM/Mirage Inc., the Strong Funds, Checkers Hamburgers, Inc., Bassett Furniture Industries, Manpower Inc., and MGM, Inc. He also serves on the Board of Directors of the Green Bay Packers and the Ewing Marion Kauffman Center for Entrepreneurial Leadership. Mr. Davis is a trustee of the University of Chicago, Occidental College and Marquette University. Age 69.

VERNON E. JORDAN, JR. Senior Managing Director of Lazard Frères & Co., LLC (investment bank) and of counsel to Akin, Gump, Strauss, Hauer & Feld L.L.P. (law firm) since January 2000. Mr. Jordan became a director of Sara Lee in 1989. He was a senior partner of Akin, Gump, Strauss, Hauer & Feld L.L.P. from 1982 to 1999 and he served as President of the National Urban League, Inc. from 1972 to 1982. Mr. Jordan is a director of America Online Latin America, Inc., American Express Company, Asbury Automotive Group, Inc., Dow Jones & Company, Inc., Shinsei Bank, Ltd. (Senior Advisor), Xerox Corporation, and J.C. Penney Company, Inc. Mr. Jordan is a trustee of Howard University and he also serves on the International Advisory Boards of DaimlerChrysler and Barrick Gold. Age 68.

LAURETTE T. KOELLNER Executive Vice President, Office of the Chairman and Chief People and Administration Officer of The Boeing Company (aerospace manufacturer) since 2002. Ms. Koellner served as President of Shared Services Group of Boeing from 2000 to 2002, Vice President–Corporate Controller of Boeing from 1999 to 2000, and as Vice President–General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. She also serves as a director of Exostar LLC. Age 49.

CORNELIS J.A. VAN LEDE Former Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of the Board of Management of Akzo Nobel in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Board of the Dutch Central Bank, as a member of the Supervisory Boards of Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee, Akzo Nobel N.V., Heineken N.V., KLM Royal Dutch Airlines, and Philips Electronics. He is a non-executive director of Elsevier Group plc, Scania A.B. and Air Liquide. He is Vice Chairman of the Board of Directors of INSEAD, and serves as a member of the Board of several non-profit organizations. Age 60.

JOAN D. MANLEY Retired Group Vice President and retired director of Time Incorporated (communications) from 1978 to 1984. Mrs. Manley became a director of Sara Lee in 1982. She is also a director of Dreyfus Founders Funds and Moore Wallace Incorporated. Age 71.

CARY D. McMILLAN Executive Vice President of Sara Lee Corporation since January 2000, and Chief Executive Officer of Sara Lee Branded Apparel since October 2001. Mr. McMillan served as Chief Financial and Administrative Officer of Sara Lee from November 1999 to December 2001. He became a director of Sara Lee in January 2000. From 1998 until November 1999, Mr. McMillan was managing partner of Arthur Andersen LLP’s Chicago office. Mr. McMillan also is a director of Hewitt Associates, Inc. and McDonald’s Corporation. He is a member of the Boards of Trustees of The Art Institute of Chicago, the Chicago Symphony Orchestra and Window To The World Communications, and is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society. Age 45.

C. STEVEN McMILLAN Chairman of the Board of Sara Lee Corporation since October 2001, and President and Chief Executive Officer of Sara Lee since July 2000. Mr. McMillan served as President and Chief Operating Officer of Sara Lee from 1997 to July 2000, Executive Vice President from 1993 to 1997 and Senior Vice President from 1986 to 1993. Mr. McMillan became a director of Sara Lee in 1993. He also is a director of Bank of America Corporation and Monsanto Corporation. Mr. McMillan is a member of the Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University. He is a member of the Supervisory Board of Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee. He is Vice Chairman of the Board of the Joffrey Ballet of Chicago and is a trustee of the Chicago Symphony Orchestra. Mr. McMillan is also on the Boards of Directors of Grocery Manufacturers of America, the Chicago Council on Foreign Relations, the Economic Club of Chicago, Catalyst, Inc. and the Steppenwolf Theatre Company. He is a member of The Business Council, The Business Roundtable, The Executives’ Club of Chicago, and the Civic Committee of The Commercial Club of Chicago. Age 57.

ROZANNE L. RIDGWAY Former Assistant Secretary of State for European and Canadian Affairs (1985-1989) and, since July 1994, Chair (non-executive) of the Baltic American Enterprise Fund. Ambassador Ridgway became a director of Sara Lee in 1992. She served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of The Boeing Company, Emerson Electric Company, 3M Company and Manpower, Inc. She serves on the Board of the New Perspective Fund. Ambassador Ridgway is also a trustee of the Center for Naval Analyses, the National Geographic Society and Hamline University, a member of the American Academy of Diplomacy and a Fellow of the National Academy of Public Administration. She also served as President (1989-1993) and Co-Chair (1993-1996) of the Atlantic Council of the United States. Age 68.

RICHARD L. THOMAS Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago from 1992 to 1996. Mr. Thomas became a director of Sara Lee in 1976. He is also a director of IMC Global, Inc., The PMI Group, Inc., Sabre Holdings Corporation and Exelon Corporation. Mr. Thomas is a life trustee of the Chicago Symphony Orchestra, Northwestern University and Kenyon College. He also is a trustee of Rush-Presbyterian-St. Luke’s Medical Center (Chicago). Age 72.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held six meetings during fiscal year 2003 and has the following standing committees: audit, corporate governance and nominating, compensation and employee benefits, executive, employee and public responsibility and finance. The following table shows the membership of these committees. All of the directors attended at least 75% of all the meetings of the Board held during fiscal year 2003 and all meetings of the Board committees on which he or she served during the fiscal year. Messrs. Ketelsen and van Liemt are retiring from the Board as of the Annual Meeting.

Committee Membership(1)

Name	Audit		Corporate Governance and Nominating		Compensation and Employee Benefits		Executive		Employee and Public Responsibility		Finance

J.T. Battenberg III	X				X

Charles W. Coker	X		X		X	*	X

James S. Crown	X	*	X				X				X

Willie D. Davis					X						X

Vernon E. Jordan, Jr.			X				X		X	*	X

James L. Ketelsen	X								X

Laurette T. Koellner	X								X

Cornelis J.A. van Lede					X				X

Hans B. van Liemt	X		X				X				X	*

Joan D. Manley	X				X

Cary D. McMillan									X		X

C. Steven McMillan							X	*	X		X

Rozanne L. Ridgway									X		X

Richard L. Thomas	X		X	*	X		X

*	Committee Chair
(1)	The Board established a qualified legal compliance committee in June 2003, comprised of the members of the audit committee and the chair of the corporate governance and nominating committee. The chair of the corporate governance and nominating committee serves as the chair of the qualified legal compliance committee.

Audit Committee.    The Audit Committee is comprised of eight directors and provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. Each member of the Audit Committee is an independent director, as defined in the listing standards of the New York Stock Exchange. The Audit Committee met six times during the year, including periodic meetings held separately with the internal auditor and the independent auditor. In addition, the Chair of the Audit Committee meets with management, the internal auditor and the independent auditor each quarter to review Sara Lee’s earnings announcement before it is issued. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee reviews and considers directorship policies and practices from time to time, screens and recommends candidates for director, and reviews the management succession plan and executive resources. The Corporate Governance and Nominating Committee met three times during the year and is comprised solely of outside directors. Candidates for director suggested by stockholders are considered by the Corporate Governance and Nominating Committee. Such suggestions, together with biographical information about the suggested candidate, should be submitted to the Secretary, Roderick A. Palmore, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. Each member of the Committee is an independent director, as defined in the listing standards of the New York Stock Exchange, and is a non-employee director, as defined in the applicable rules of the Securities and Exchange Commission. The Compensation and Employee Benefits Committee met three times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee met once during the year.

Employee and Public Responsibility Committee.    The Employee and Public Responsibility Committee provides oversight and guidance in those areas concerning Sara Lee’s obligations to its employees and to its major public constituencies, including its stockholders, customers, consumers and the communities in which Sara Lee operates. The Employee and Public Responsibility Committee met twice during the year.

Finance Committee.    The Finance Committee reviews the Corporation’s financial policies and performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established in June 2003 to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee consists solely of independent directors who satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange. The membership of the Qualified Legal Compliance Committee is comprised of the members of the Audit Committee of the Board of Directors and the chair of the Corporate Governance and Nominating Committee of the Board of Directors, who also serves as the chair of the Committee. The Committee will meet on a periodic basis, as needed, and did not meet during the year.

DIRECTOR COMPENSATION

Directors who are Sara Lee employees are not compensated for their services as directors. Outside directors of Sara Lee receive an annual retainer of $75,000 and an annual grant of restricted stock units with a fair market value of $75,000 on the date of grant. Outside directors may elect to receive Sara Lee common stock in lieu of all or a portion of their annual retainer. The restricted stock units will vest in full three years after the date of grant and, upon vesting, each restricted stock unit will be converted into one share of Sara Lee common stock. Directors do not receive any meeting or attendance fees. In addition, each outside director who chairs a committee of the Board (other than the Audit Committee) receives an additional retainer of $5,000. The chair of the Audit Committee receives an additional $10,000 retainer and each other outside director who is a member of the Audit Committee receives an additional $5,000 retainer.

The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including restricted stock units) no later than July 1, 2007 or within five years after a director is first elected to the Board, whichever is later.

Under the amended 1999 Non-Employee Director Stock Plan, outside directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, dividend equivalents, plus interest and any appreciation, are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director.

Two of Sara Lee’s directors serve on the Supervisory Board of Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee. Hans B. van Liemt serves as Chairman of the Supervisory Board and, for such service, he receives an annual retainer of Euro 43,555 (approximately $47,100) and a representation allowance of Euro 5,445 (approximately $5,880) for expenses. Cornelis J.A. van Lede serves as a member of the Supervisory Board and, for such service, he receives an annual retainer of Euro 31,882 (approximately $34,500) and a representation allowance of Euro 4,538 (approximately $4,900) for expenses.

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table indicates the amount of common stock beneficially owned by Sara Lee’s executive officers and directors as of September 2, 2003. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. No person named in the table owns more than 1% of the outstanding shares of common stock.

Name	Shares of Common Stock (1)	Options Currently Exercisable or Exercisable within 60 days	Share Units and Share Equivalents (2)

J.T. Battenberg III	5,598	0	7,635

Lee A. Chaden	66,313	463,747	88,910

Charles W. Coker	101,002	125,018	16,831

James S. Crown	23,420	78,989	7,635

Willie D. Davis	29,110	67,216	7,635

Vernon E. Jordan, Jr.	26,212	88,170	7,635

James L. Ketelsen	35,526	112,655	7,635

Laurette T. Koellner	0	0	6,051

L.M. (Theo) de Kool	59,989	345,443	47,300

Cornelis J.A. van Lede	0	0	6,214

Hans B. van Liemt	21,233	67,928	4,955

Joan D. Manley	56,916	60,968	7,635

C. Steven McMillan	386,488	2,514,324	394,551

Cary D. McMillan	45,484	198,024	193,221

Frank L. Meysman	252,300	1,443,896	40,600

Rozanne L. Ridgway	15,171	68,016	7,635

Richard L. Thomas	431,534	93,864	30,075

Directors and executive officers as a group (23 persons)	1,988,965	7,822,738	1,191,996

(1)	Includes the following number of shares of common stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which the named persons disclaim beneficial interest: Mr. Coker, 64,960 shares; Mr. Steve McMillan, 6,674 shares; Mr. Cary McMillan, 1,500 shares; and Mr. Thomas, 154,000 shares.
(2)	Includes restricted stock units granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and share equivalent balances held under Sara Lee’s Executive Deferred Compensation Plan and Director Deferred Compensation Plan. The value of the restricted stock units and share equivalents mirrors the value of Sara Lee common stock. The amounts ultimately realized by the directors and executives will reflect changes in the market value of Sara Lee common stock from the date of deferral or accrual until the date of payout. The restricted stock units and share equivalents do not have voting rights, but are credited with dividend equivalents.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 2, 2003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	53,108,800(1)	6.8%

(1)	Capital Research and Management Company filed a Schedule 13G with the Securities and Exchange Commission on February 13, 2003 in which it stated that it beneficially owns 53,108,800 shares of our common stock. The Schedule 13G states that Capital Research and Management Company holds all of these shares in its capacity as an investment advisor to various investment companies registered under the Investment Company Act of 1940.

EXECUTIVE COMPENSATION

Report of the Compensation and Employee Benefits Committee on Executive Compensation

The Compensation and Employee Benefits Committee is comprised of directors who are not employees or former employees of Sara Lee. Our responsibilities as committee members include the approval and administration of the compensation and benefit programs for Sara Lee’s named executive officers whose compensation is shown in this proxy statement. To assist us in this process, we use the services of independent executive compensation consulting firms.

Guiding Compensation Principles:

Sara Lee’s executive compensation program is based upon the following principles. The program will:

•	support the attainment of Sara Lee’s short and long-term strategic and financial objectives;

•	align executives’ goals with our stockholders’ best interests;

•	reward executives for continuous improvement in earnings per share and growth in stockholder value;

•	be competitive with Sara Lee’s peer companies relative to our performance;

•	encourage significant ownership of Sara Lee stock; and

•	provide performance-based incentive pay opportunities that constitute a significant portion of total compensation.

Types of Compensation:

Sara Lee’s executive compensation program consists of two main types of compensation:

1.    Annual compensation  includes base salary and annual incentives. The amounts of any annual incentives paid are based upon the degree to which specific financial, strategic and non-financial objectives are accomplished.

2.    Long-term compensation  includes stock options and restricted stock units. The value of stock options and restricted stock units depends significantly upon the future value of Sara Lee’s stock.

Peer Group:

The companies used by Sara Lee for compensation comparisons are a select group of many of the largest global consumer products companies. Many of these companies are represented in the Peer Composite index shown in the Performance Graph on page 16. This peer group is used for comparisons of all components of the compensation and benefits package.

Annual Compensation:

Base Salary:    We determine the appropriateness of executives’ salaries by considering the responsibilities of their positions, their individual performance and by reference to the median salary levels paid by the peer group to executives in positions of similar responsibility. Salary increases are considered annually and are based on both financial and non-financial results achieved by the executive during the preceding fiscal year.

Annual Incentives:    The annual incentive for the executive officers is the lesser of:

1.    An incentive pool which is 1.5% of the net income in excess of that necessary to achieve a 10% return on average total common stockholders’ equity, with 30% of the incentive pool allocated to the chief executive officer and the remainder divided equally among the other named executive officers; or

2.    An amount which is based upon the achievement of performance goals set at the beginning of each fiscal year, including financial objectives, such as earnings per share, operating profit, increased sales, other measures of economic profit and non-financial objectives such as management succession planning and diversity initiatives. Target and maximum awards are established as a percentage of salary, which if earned, would result in competitive pay for competitive performance.

Beginning in fiscal year 2002, Sara Lee eliminated one of its long-term incentive plans, the Long-Term Performance Incentive Plan (LTPIP), in which the named executive officers and certain other executives participated. The potential value of that plan was shifted into the annual incentive plan. Twenty-five percent of any award earned by a named executive officer under the annual incentive plan is paid in the form of stock. The value of that stock is not considered compensation for purposes of calculating benefits payable under pension and other employee benefit plans.

Long-Term Compensation:

Under Sara Lee’s long-term incentive stock plans, we annually review and approve awards to Sara Lee’s executives in the form of stock options and restricted stock units. These awards provide a strong incentive for the executives to maximize long-term stockholder value. In fiscal year 2003, Sara Lee began shifting the mix of its long-term incentive compensation program from stock options to restricted stock units. In fiscal year 2003, approximately one-half of target long-term incentive compensation value was delivered in the form of stock options and the other one-half in restricted stock units. It is likely that Sara Lee will continue to reduce its use of stock options in the future and shift to restricted stock units.

Stock Options:    All stock options must have an option price equal to the market value of Sara Lee’s common stock on the grant date and the plan does not permit the repricing of stock options. The maximum term of each grant is typically ten years with vesting occurring over a three-year period. The terms and conditions, including expiration dates, of awards may vary based upon the country in which an employee lives, due to local tax or legal requirements. We establish grant guidelines by executive level as the basis for providing a competitive grant opportunity to executives.

Restricted Stock Units:    As previously mentioned, Sara Lee has begun to shift away from stock options and now issues restricted stock units to the named executive officers and other executives. Restricted stock units generally vest one to five years after the grant date and, upon vesting, are convertible into shares of Sara Lee common stock on a one-for-one basis. Vesting of restricted stock units granted to named executive officers for fiscal year 2003 is contingent upon the executive’s continued employment for five years following the grant date.

Stock Ownership:

We believe it is important to align executives’ interests with those of our stockholders. Sara Lee’s executives have a substantial portion of their incentive compensation paid in the form of Sara Lee stock. Because we strongly believe that our executives should have a meaningful ownership interest in Sara Lee, stock ownership guidelines now apply to approximately 1,500 of Sara Lee’s executives. The ownership requirements range from a minimum of 2,000 to a high of 300,000 shares. Expressed as a percentage of salary, the ownership requirements range from a low of about 30% to a high of approximately 500% of salary for these executives. Executives are expected to meet their ownership requirements within five years after appointment to their position.

Chief Executive Officer’s Compensation:

Mr. C. Steven McMillan’s salary was increased by 3.2% from $1,100,000 to $1,135,000 effective on September 1, 2002 and is competitive based upon company size and performance.

We set specific financial and non-financial performance goals for Mr. McMillan at the beginning of fiscal year 2003 for annual incentive purposes. Diluted earnings per share and sales accounted for 58% of his fiscal year 2003 incentive opportunity. The remaining 42% was related to other financial, strategic and individual performance goals. Sara Lee’s fiscal year 2003 diluted earnings per share results of $1.50 reflect a 22% increase over the prior year’s results of $1.23 and exceeded Sara Lee’s stated earnings per share growth target of 8% to 10%. Sara Lee’s fiscal year 2003 diluted earnings per share results also were above the maximum performance goal set under the annual incentive plan. Sales increased by 4% to $18.3 billion, which is at the upper end of Sara Lee’s stated sales growth target of 2% to 4%. Other projects for which Mr. McMillan was responsible included key management succession actions in several Sara Lee businesses, increasing Sara Lee’s brand building efforts and several diversity and employee communication initiatives.

Based upon our assessment of his performance and Sara Lee’s financial results for fiscal year 2003, Mr. McMillan earned an annual incentive payment of $2,765,047 in cash and $921,682 in the form of common stock. His total annual incentive represents 326.5% of his fiscal year 2003 base salary earnings. This amount was below the maximum award possible under the Performance-Based Annual Incentive Plan.

On August 29, 2002, Mr. McMillan received a stock option to purchase 250,000 shares of Sara Lee common stock with an exercise price, equal to the fair market value of $18.54 and 83,500 restricted stock units that vest on August 29, 2007. The stock option grant is subject to vesting over a three-year period of time. These awards are competitive with the level of long-term incentive compensation provided by Sara Lee’s peer companies to their top executives.

At the end of fiscal year 2003, a total of 31,250 performance-based restricted stock units were earned by Mr. McMillan under the Fiscal Year 2001-2003 Long-Term Performance Incentive Plan (LTPIP). This represented 62.5% of the performance-based restricted stock units originally granted to Mr. McMillan in April 2000 under that Plan. As previously mentioned, beginning in fiscal year 2002 the LTPIP was eliminated and its target value was shifted into the annual incentive plan.

Tax Deductibility of Compensation:

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1.0 million per year unless it is considered performance-based compensation under the tax code. We have adopted policies and practices that should ensure the maximum tax deduction possible of Sara Lee’s incentive compensation programs under Section 162(m) of the tax code. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

Summary:

We believe the compensation programs of Sara Lee remain strategically integrated with Sara Lee’s business plan and are properly aligned with our stockholders’ best interests. The programs over the past year have continued to emphasize the retention of key executives and rewarding them appropriately for their results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Sara Lee competes for talent. Sara Lee will continue to emphasize performance and equity-based incentive plans that reward increased stockholder returns.

Compensation and Employee Benefits Committee

Charles W. Coker, Chairperson, J.T. Battenberg III, Willie D. Davis,

Cornelis J.A. van Lede, Joan D. Manley and Richard L. Thomas

Performance Graph

Comparison of Five Year Cumulative Total Stockholder Return as of June 30

	1998	1999	2000	2001	2002	2003
Sara Lee	100	83	72	73	82	77
Peer Composite	100	85	69	84	99	97
S&P 500	100	123	132	112	92	92

Sara Lee has elected to utilize a weighted composite of the S&P Packaged Foods & Meats, Household Products (Non-Durables) and Apparel, Accessories and Luxury Goods Indices because no single standardized industry index represents a comparable peer group. As of June 30, 2003, the three indices are comprised of the following companies: the S&P Packaged Foods & Meats Index—Campbell Soup Company, ConAgra Foods Inc., General Mills, Inc., Hershey Foods Corporation, H.J. Heinz Company, Kellogg Company, McCormick & Company Inc., Sara Lee Corporation and Wm. Wrigley Jr. Company; the S&P Household Products Index—The Clorox Company, Colgate-Palmolive Company, Kimberly-Clark Corporation, and The Procter & Gamble Company; and the S&P Apparel, Accessories and Luxury Goods Index—Jones Apparel Group Inc., Liz Claiborne, Inc. and VF Corporation. The returns on the Peer Composite index were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee’s operating profits in its food and beverage, household products and intimates and underwear businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee’s business mix during the prior year.

Summary Compensation Table

The table below shows before-tax compensation for C. Steven McMillan, Sara Lee’s Chief Executive Officer, and the four next highest compensated executive officers of Sara Lee. Frank L. Meysman retired from Sara Lee on June 30, 2003.

		Annual Compensation			Long-Term Compensation		All Other Compensation ($)(4)

Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)

C. Steven McMillan Chairman, President and Chief Executive Officer	2003 2002 2001	1,129,167 1,050,000 1,000,000	3,686,729 2,427,705 1,305,000	224,603 224,513 175,754	1,544,750 807,507 —	826,286 1,056,541 212,982	223,448 160,825 135,870

L.M. (Theo) de Kool (5) Executive Vice President, Chief Financial Officer	2003 2002	395,833 300,903	839,167 376,854	204,032 —	277,500 125,356	306,894 78,762	21,551 —

Cary D. McMillan Executive Vice President	2003 2002 2001	612,500 587,500 570,833	1,023,488 782,506 265,438	54,697 1,245 3,517	1,438,500 260,277 —	93,675 140,000 60,658	55,230 38,055 4,008

Lee A. Chaden Executive Vice President	2003 2002 2001	478,333 460,000 448,334	948,647 605,924 343,424	1,140 69,921 66,620	216,450 201,539 —	122,705 160,486 —	76,795 78,790 49,812

Frank L. Meysman Executive Vice President	2003 2002 2001	593,458 484,947 432,494	876,251 505,891 395,217	145,160 124,754 116,445	462,500 168,276 —	989,320 314,324 —	— — —

(1)	As described in the “Report of the Compensation and Employee Benefits Committee on Executive Compensation,” 25% of the bonus paid to each named executive officer under Sara Lee’s annual incentive plan for fiscal 2003 was paid in shares of common stock. This column includes the $18.505 per share fair market value of such common stock on the date the shares were issued.
(2)	This column includes the aggregate incremental costs to Sara Lee of providing certain non-cash compensation to the named executive officers. Included in fiscal 2003 are amounts for: Mr. Steve McMillan, personal use of corporate aircraft ($130,397); Mr. de Kool, moving and relocation expenses, housing provided by Sara Lee and cost of living adjustments paid in accordance with Sara Lee policies applicable generally to employees assigned outside their home countries ($195,780); Mr. Cary McMillan, financial advisory services ($31,869) and imputed income for corporate transportation ($19,802); and Mr. Meysman, reimbursed housing costs related to his residence in the Netherlands (Euro 127,625, or approximately $145,160).
(3)	Amounts represent the market value of restricted stock units based on the closing price per share of Sara Lee common stock on the date of grant. The restricted stock units vest if and only to the extent that the executive officer continues to be employed by Sara Lee or, for performance-based units, the performance goals are achieved. Upon vesting, each restricted stock unit will be converted into one share of Sara Lee common stock. The restricted stock units granted for fiscal year 2003 will vest in full on August 29, 2007 based on continued employment by Sara Lee. The market value of the restricted stock units is based on the $18.50 closing price per share of Sara Lee common stock on August 29, 2002, the date of grant. Dividend equivalents granted on the restricted stock units during the vesting period are escrowed and the dividend equivalents, plus interest on the escrowed dividend equivalents, are distributed at the end of the vesting period in the same proportion as the restricted stock units vest. To the extent an executive officer terminates employment with Sara Lee or the applicable performance goals, if any, are not attained, the restricted stock units and the escrowed dividend equivalents and interest are forfeited. In the event of a change of control, the restricted stock units held by the executive officers will vest in full. The market value and the aggregate number of all restricted stock units held by each officer named above as of June 27, 2003, the last business day of the fiscal year (based on the $18.44 closing price per share of Sara Lee common stock on that day), were as follows: Mr. Steve McMillan, $3,778,338 (204,899); Mr. de Kool, $598,857 (32,476); Mr. Cary McMillan, $2,331,166 (126,419); Mr. Chaden, $805,717 (43,694); and Mr. Meysman, $1,303,634 (70,696).
(4)	The amounts reported in this column for fiscal year 2003 include: (i) amounts allocated to the following officers under Sara Lee’s Employee Stock Ownership Plan and a supplemental benefit plan: Mr. Steve McMillan, $147,210; Mr. de Kool, $21,551; Mr. Cary McMillan, $50,379; and Mr. Chaden, $46,036; (ii) $4,955 of interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation for prior periods deferred by Mr. Steve McMillan; and (iii) premiums paid by Sara Lee in connection with universal life insurance policies which are owned by the following officers: Mr. Steve McMillan, $71,283; Mr. Cary McMillan, $4,851; and Mr. Chaden, $30,759.
(5)	Mr. de Kool became an executive officer of Sara Lee in fiscal 2002, so no compensation is required to be disclosed for 2001.

Option Grants in Last Fiscal Year

The following table gives information on stock options granted during fiscal year 2003.

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/sh)(2)	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

						5% (3) ($)	10% (3) ($)

C. Steven McMillan	New Grants 250,000 Restoration Grants 9,140 40,978 35,476 216,230 35,973 238,489	2.02 0.07 0.33 0.29 1.75 0.29 1.93	% % % % % % %	18.54 22.875 22.875 22.875 22.875 22.875 18.675	8/29/2012 8/28/2007 8/30/2005 8/24/2004 4/27/2010 8/28/2007 4/27/2010	2,914,927 55,562 139,085 75,322 2,184,070 218,679 1,781,384	7,386,996 122,236 290,875 153,640 5,159,106 481,095 4,139,684

Theo de Kool	New Grants 45,000 Restoration Grants 10,000(4) 610(4) 110,000(4) 3,530(4) 1,382(4) 26,058 8,360(4) 50,000(4) 31,689 11,515 8,750(4)	0.36 0.08 * 0.89 0.03 0.01 0.21 0.07 0.40 0.26 0.09 0.07	% % % % % % % % % % %	18.54 20.905 20.89 20.53 25.955 25.955 22.78 31.595 24.515 18.925 18.925 24.515	8/29/2012 8/13/2007 8/27/2007 8/28/2007 1/24/2006 8/28/2006 4/27/2010 8/28/2006 6/10/2008 4/27/2010 4/27/2010 6/16/2008	524,687 57,792 3,523 624,312 16,085 7,532 262,225 44,922 339,070 239,195 86,918 59,337	1,329,659 127,715 7,785 1,379,665 34,044 16,183 619,461 94,850 749,364 555,609 201,894 131,139

Cary D. McMillan	New Grants 75,000 Restoration Grants 18,675	0.61 0.15	% %	18.54 18.885	8/29/2012 4/27/2010	874,478 139,808	2,216,099 324,437

Lee A. Chaden	New Grants 35,000 Restoration Grants 21,239 19,915 46,551	0.28 0.17 0.16 0.38	% % % %	18.54 23.11 23.11 18.555	8/29/2012 8/28/2007 4/27/2010 4/27/2010	408,090 127,621 200,213 345,800	1,034,179 280,089 471,729 803,709

Frank L. Meysman	New Grants 75,000 Restoration Grants 22,620(4) 970(4) 375,000(4) 127,380(4) 14,756(4) 136,058 36,156(4) 33,880(4) 150,000(4) 17,500(4)	0.61 0.18 * 3.03 1.03 0.12 1.10 0.29 0.27 1.21 0.14	% % % % % % % % % %	18.54 20.905 20.89 20.53 18.54 18.54 23.585 23.03 30.065 24.515 24.515	9/30/2006 6/30/2006 6/30/2006 6/30/2006 6/30/6006 1/1/2004 6/30/2006 6/30/2006 8/24/2004 6/30/2006 6/30/2006	307,133 98,612 4,180 1,586,858 486,395 18,519 615,649 158,824 63,007 591,593 68,620	662,950 211,729 8,966 3,403,564 1,043,169 37,342 1,312,340 338,392 126,708 1,244,083 144,244

*	Less than .01%

(1)	The table includes both new options granted during the year and restoration stock options granted upon the exercise of existing options. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a restoration stock option does not result in an increase in the total combined number of shares and options held by an employee. Restoration stock options are subject to the same terms and conditions, including the expiration dates, as the original stock options they replace, except that the restoration option’s exercise price equals 100% of the fair market value of the common stock on the date of grant of the restoration option. The options shown in the table are generally not transferable, except for transfers to immediate family members.
(2)	The exercise price equals 100% of the fair market value of the common stock on the date of grant, and the option may be exercised for 10 years. As noted in the report of the Compensation and Employee Benefits Committee of the Board of Directors, the options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant. No option may be exercised until the expiration of one year from the date of grant, except for restoration options, which are exercisable six months after the date of grant. In the event of a change of control of Sara Lee, options held by executive officers of Sara Lee will vest in full pursuant to the Severance Plans for Corporate Officers.
(3)	The potential realizable value assumes that the fair market value of Sara Lee common stock on the date the option was granted appreciates at the indicated annual growth rate (which is set by the rules of the Securities and Exchange Commission), compounded annually, for the option term. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of common stock, and Sara Lee expressly disclaims any representation to that effect.
(4)	Prior to changes in applicable tax laws, Sara Lee employees resident in the Netherlands were granted stock options with a five-year term, rather than the 10-year term of options granted to Sara Lee employees resident in other countries. To provide Dutch employees with substantially similar economic value as non-Dutch employees, Sara Lee has provided that upon the expiration of a five-year Dutch option that has not yet been exercised or was exercised within six months of expiration for less than the Dutch tax paid at grant, either (i) the term of the five-year option automatically is extended by no more than five years, so that the total term of the option is 10 years, or (ii) the Dutch employee automatically is granted a new five-year option at the then current market price and with the same terms and conditions as the expiring five-year option. These options were extended or granted under this Dutch option program.

Option Exercises and Fiscal Year-End Values

The following table shows the number and value of stock options (exercised and unexercised) for Messrs. Steve McMillan, Cary McMillan, de Kool, Chaden and Meysman during fiscal year 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) (1)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

C. Steven McMillan	619,504	1,459,124	2,313,326	821,822	—	—
Cary D. McMillan	184,210	1,025,181	147,457	247,666	175,666	—
Theo de Kool	78,659	391,971	302,044	146,603	18,840	—
Lee A. Chaden	98,881	405,433	425,414	134,884	—	—
Frank L. Meysman	222,010	1,604,649	1,347,897	195,999	297,120	—

(1)	Represents the number of shares of common stock underlying options held by each named executive officer.
(2)	Calculated based on the closing price of Sara Lee common stock on June 27, 2003 (the last business day of the fiscal year) of $18.44 less the option exercise price. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

Retirement Agreements

On June 30, 2003, Frank L. Meysman retired as Executive Vice President of Sara Lee and Chairman of the Board of Management and Chief Executive Officer of Sara Lee/DE, a Dutch subsidiary of Sara Lee. In connection with his retirement, Mr. Meysman entered into a Retirement Agreement dated February 13, 2003 with Sara Lee and Sara Lee/DE N.V. Under the Agreement, Mr. Meysman worked for Sara Lee on a full-time basis until April 1, 2003, and he devoted 50% of his working time to Sara Lee from April until June 30, 2003. Until June 30, 2006, Mr. Meysman will continue to receive his monthly salary in effect on June 30, 2003. Mr. Meysman also received a bonus for fiscal 2003 under Sara Lee’s annual incentive plan, which bonus was equal to 150% of his base salary for fiscal 2003 and was paid in lieu of all other bonuses for which Mr. Meysman would have been eligible. Mr. Meysman’s outstanding stock options and restricted stock units will continue to vest in accordance with their existing vesting schedules, and Sara Lee/DE will continue to provide Mr. Meysman with life and health insurance benefits, until June 30, 2006. The Retirement Agreement also contains standard non-competition, non-solicitation and confidentiality provisions.

Severance Plans

Sara Lee’s Severance Plans for Corporate Officers provide that, if an officer’s employment is terminated without cause, the officer will receive between 12 and 24 months of salary as severance payments. The actual amount of severance payments is determined based upon the officer’s position, length of service and age. A terminated officer also would receive partial payment under any incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer’s participation in Sara Lee’s medical, dental and Executive Life Insurance plans and Supplemental Benefit plans (which provides non-qualified retirement benefits) would continue for the same number of months for which he or she is receiving severance payments. The terminated officer’s participation in all other benefit plans ceases as of the date of termination of employment. At the discretion of Sara Lee’s Chief Executive Officer, the severance payments may (i) be increased by up to six months’ salary, if the terminated officer is 50 years of age or older, or up to three months’ salary, if the terminated officer is 40 to 49 years of age, and (ii) include an additional prorated portion of the terminated officer’s target annual incentive bonus for the severance period, provided that such payments do not exceed 50% of the maximum target annual incentive bonus. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

The Plan also provides for severance pay and continuation of certain benefits if an officer’s employment is terminated involuntarily within two years following a change in control, or within six months prior to a change in control. The Plan provides that terminated officers, including the executive officers named in the Summary Compensation Table, will receive two or three times their base pay (including salary and bonus), a pro-rated portion of their annual bonus based upon the target bonus rate in effect on the date of termination, and continuation of existing employee benefits during the severance period. Payments would be made within 20 business days after a change in control occurs. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Sara Lee will make tax equalization payments with respect to the officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest. In addition, all of the terminated officer’s options and restricted stock units would vest on the date the change of control is consummated. Generally, a “change in control” will be deemed to occur in the event of (i) certain acquisitions of 20% or more of the voting power of the then outstanding capital stock of Sara Lee, (ii) the consummation of a reorganization, merger or consolidation of Sara Lee or a sale or other disposition of all or substantially all of Sara Lee’s assets (unless, among other conditions, the stockholders of Sara Lee immediately prior to the transaction hold in substantially the same proportion, immediately after the transaction, more than 50% of the combined voting power of the entity resulting from the transaction), (iii) the consummation of a plan of complete liquidation or dissolution of Sara Lee, or (iv) a change in the Board such that the Continuing Directors (as defined below) cease to constitute at least a majority of the Board. The term “Continuing Director” is defined to mean (i) any member of the Board who is a member of the Board immediately after the 2002 Annual Meeting and (ii) any individual who becomes a director of Sara Lee after the 2002 Annual Meeting whose election or nomination for election was approved by the vote of at least a majority of the Continuing Directors then comprising the Board.

Retirement Plans

The following table shows the approximate annual pension benefits payable under Sara Lee’s qualified pension plan, as well as a nonqualified supplemental benefit plan. The compensation covered by the pension program is based on an employee’s annual salary and cash bonus. The amounts payable under the pension program are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts. Benefits accrued under a defined benefit supplemental plan with present values exceeding $100,000 for participants age 55 and older and $300,000 for participants who have not yet attained the age of 55 are funded with periodic payments by Sara Lee to individual trusts established by the participants.

Final Average Compensation	Estimated Annual Normal Retirement Pension Based Upon the Indicated Credited Service

	10 Years	15 Years	25 Years	35 Years

$ 750,000	$131,250	$196,875	$328,125	$459,375
1,000,000	175,000	262,500	437,500	612,500
1,250,000	218,750	328,125	546,875	765,625
1,500,000	262,500	393,750	656,250	918,750
1,750,000	306,250	459,375	765,625	1,071,875
2,000,000	350,000	525,000	875,000	1,225,000
2,250,000	393,750	590,625	984,375	1,378,125
2,500,000	437,500	656,250	1,093,750	1,531,250
2,750,000	481,250	721,875	1,203,125	1,684,375
3,000,000	525,000	787,500	1,312,500	1,837,500
3,250,000	568,750	853,125	1,421,875	1,990,625
3,500,000	612,500	918,750	1,531,250	2,143,750

As of September 2, 2003, Messrs. Steve McMillan, Cary McMillan, and Chaden had 25, three and 11 years of credited service, respectively, under the pension plan. Messrs. Meysman and de Kool do not participate in Sara Lee’s U.S. pension plans; however Mr. Meysman has 13 years of credited service and Mr. de Kool has eight years of credited service under the pension plans of Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee. Pension benefits payable under the pension plans of Sara Lee/DE N.V. also are based on an employee’s annual salary and cash bonus, and are computed on the basis of a straight-life annuity.

Section 16(a) Beneficial Ownership Reporting Compliance

Due to an administrative oversight by Sara Lee, Mr. Richard L. Thomas failed to timely file one Form 4 with respect to one transaction in Sara Lee common stock completed during fiscal year 2002. The transaction was reported promptly upon discovery of the oversight.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Sara Lee’s Board of Directors is composed of eight independent directors and operates under a written Charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Annex A to this Proxy Statement. The Committee held six meetings during the last fiscal year. The Audit Committee has selected, subject to stockholder ratification, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Sara Lee’s independent accountants for the 2004 fiscal year. The Committee discussed its selection with the Board of Directors and the Board unanimously expressed its approval of the selection of PricewaterhouseCoopers.

Management is responsible for Sara Lee’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Sara Lee’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As provided in its Charter, the Committee’s responsibilities include oversight of these processes.

In this context, and in accordance with its Charter, the Committee has met and held discussions with management and the independent auditors. The Committee meets separately at each meeting with Sara Lee’s internal and independent auditors. Management represented to the Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended June 28, 2003 (the “Financial Statements”), were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Financial Statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the matters required by Regulation S-X of the Securities and Exchange Commission.

In addition, the Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from Sara Lee and its management. The Committee considered the non-audit services that the independent auditors provided in fiscal year 2003 and determined that the provision of those services is compatible with and does not impair the auditors’ independence. In accordance with the Sarbanes-Oxley Act of 2002, the Committee pre-approves all audit and non-audit services performed by the independent auditors.

In fulfilling its oversight responsibility of reviewing the services performed by Sara Lee’s independent auditors, the Committee carefully reviews its policies and procedures for the engagement of the independent auditor. The Committee also discussed with Sara Lee’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee’s internal controls, and the overall quality of Sara Lee’s financial reporting. The Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described following this report.

Based on the Committee’s review and discussions of the matters referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in Sara Lee’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

James S. Crown, Chairperson, J. T. Battenberg III, Charles W. Coker, James L. Ketelsen,

Laurette T. Koellner, Hans B. van Liemt, Joan D. Manley, Richard L. Thomas

Change in Auditors in Fiscal 2002

On March 14, 2002, Sara Lee dismissed its independent public accountants, Arthur Andersen LLP and, on March 18, 2002, Sara Lee retained PricewaterhouseCoopers LLP as its new independent public accountants. The change in accountants was ratified and approved by Sara Lee’s Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors. PricewaterhouseCoopers LLP reviewed Sara Lee’s financial statements for its fiscal quarter ended March 30, 2002 and audited Sara Lee’s financial statements for the fiscal years ended June 29, 2002 and June 28, 2003.

During Sara Lee’s 2000 and 2001 fiscal years, and the subsequent interim periods through March 14, 2002, there were no disagreements between Sara Lee and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports on Sara Lee’s financial statements for such periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during Sara Lee’s two fiscal years ended June 30, 2001, or during any subsequent interim period through March 14, 2002. The audit reports issued by Arthur Andersen LLP on Sara Lee’s consolidated financial statements as of and for the fiscal years ended July 1, 2000 and June 30, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During Sara Lee’s two fiscal years ended June 30, 2001 and through March 14, 2002, Sara Lee did not consult with PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was Sara Lee’s principal auditor for fiscal year 2003. Aggregate fees for professional services rendered for Sara Lee by PricewaterhouseCoopers for the fiscal years ended June 28, 2003 and June 29, 2002 were as follows (in millions):

	Fiscal Year Ended June 28, 2003	Fiscal Year Ended June 29, 2002
Audit Fees	$8.9	$6.2
Audit Related Fees	1.0	0.2
Tax Fees	1.2	1.0
All Other Fees	2.5	0.2

	$13.6	$7.6

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of Sara Lee and the issuance of comfort letters, consents, income tax provision procedures, the review of documents filed by Sara Lee with the Securities and Exchange Commission, and specific procedures related to adjustments made to financial statements audited by other independent auditors.

Audit Related Fees were for accounting consultations and the assessment of risk management controls in connection with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees were related to tax compliance, tax planning and tax advice related to a number of projects. The more significant projects involved the review of plans to reduce taxes in certain foreign jurisdictions, state income tax consulting services for the investment tax credit, the termination of an intellectual property company, advice on consolidated loss issues, and advice on the preparation of statements related to controlled foreign corporations for the fiscal 2002 tax return.

All Other Fees for the fiscal year ended June 28, 2003 includes $2,359,000 of fees related to the installation of information technology systems at Sara Lee’s U.S. Meats business. In fiscal 2000, Sara Lee initiated a significant project to improve the information technology systems in its U.S. Meats business and engaged Arthur

Andersen LLP (“Andersen”) to assist in the implementation of this project. When the project was close to completion, Andersen sold the area of its consulting practice working on this project to PricewaterhouseCoopers and Sara Lee made a decision to continue working with the personnel who had been engaged on the project since its inception. PricewaterhouseCoopers subsequently sold this area of practice; however, during the period of time it owned this business, $2,359,000 of fees were incurred on the U.S. Meats project. The remaining $157,000 of fees for the fiscal year ended June 28, 2003 and the $210,000 of fees for the fiscal year ended June 29, 2002 relate to assistance on certain benchmarking studies, consulting on certain customer bankruptcy matters and the completion of projects initiated prior to Sara Lee’s acquisition of The Earthgrains Company.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PricewaterhouseCoopers. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit—These fees include the cost of professional services to audit Sara Lee’s financial statements in accordance with Generally Accepted Auditing Standards (“GAAS”). The cost of the annual audit in accordance with GAAS includes costs associated with the quarterly review of financial statements, information system reviews performed in connection with the audit and scope modifications initiated during the course of the audit work. The Committee separately pre-approves a budget for services related to the issuance of comfort letters, consents, the review of documents filed with the Securities and Exchange Commission and the review of unique transactions that may arise during the course of the year.

Audit Related Services—The Committee separately pre-approves budgets for services related to accounting consultations and the assessment of risk management controls in connection with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax—The Committee separately pre-approves a budget for services related to tax compliance, and planning issues. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; and (c) advice regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions in the following areas: income tax; value added tax; sales and use tax; exise taxes.

Other Services—Other services are pre-approved on an engagement-by-engagement basis.

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers to serve as Sara Lee’s independent accountants for its fiscal year ending July 3, 2004. The Board of Directors seeks to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint other independent accountants or may decide to maintain its appointment of PricewaterhouseCoopers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004.

STOCKHOLDER PROPOSAL REQUESTING A REPORT REGARDING

SARA LEE’S CHARITABLE CONTRIBUTIONS

John Jennings Crapo, P.O. Box 400151, Cambridge, Massachusetts 02140-0002, advised Sara Lee that he owns 128 shares of Sara Lee common stock and that he intends to present the following proposal for consideration at the Annual Meeting. The proposal set forth below has been reproduced verbatim in the form in which it was received by Sara Lee, except that spelling errors have been corrected and the format has been conformed to the general format of this proxy statement. Text in brackets represents conforming modifications made by Sara Lee.

Stockholder Proposal

Sara Lee Corporation (“[Sara] Lee”) stockholders recommend our Board (“Directors”) publish in the proxy statement of each stockholders annual meeting a report an item [sic] concerning [Sara] Lee charitable donations program for the immediate past calendar year with the following information:

(i)  An explanation of at least five hundred words explaining [Sara] Lee’s governance of its donations program to the Hon. United States Internal Revenue Service (“IRS”) approved private foundations to include standards of denial of such help to the foundations and to other persons.

(ii)  An enumeration of IRS qualifying charities and IRS foundations which our honorable Directors plan to help in the ensuing calendar year included with each charity and foundation and elucidation of at least twenty-five words how it has complied with the standards and procedures enunciated in (i).

If the Directors prefer Mr. John Jennings (“Jackie”) Crapo says it may use “fiscal year” instead of “calendar year.”

Board of Directors Statement in Opposition to the Stockholder Proposal

Sara Lee believes that sufficient information about its charitable contributions already is publicly available, and that the proposal would require Sara Lee to incur undue expense without providing any meaningful additional information to our stockholders. Information about Sara Lee’s charitable programs and information about the Sara Lee Foundation, including the eligibility criteria for grants and the Foundation’s grant-making policies and application procedures, is available on the “Our Company—Communities” page of Sara Lee’s corporate Web site at www.saralee.com, on the Sara Lee Foundation Web site at www.saraleefoundation.org, in the Foundation’s annual Form 990-PF that it files with the IRS and by contacting the Foundation at 70 W. Madison Street, Chicago, Illinois 60602-4260. The organizations funded by the Foundation are listed on the “Most Recent Annual Report” page of the Foundation’s Web site, and the Foundation’s biennial reports for 1998-1999 and 2000-2001 also are available on the Foundation’s Web site.

Sara Lee has a long history of charitable giving, devoting resources to volunteerism, product donations, and cash contributions. We believe that the quality of life in the communities in which we operate directly affects the success of our business, and so we dedicate a portion of our corporate resources every year to improving community life. Sara Lee’s long-standing policy is to contribute at least 2% of its U.S. pretax income to nonprofit organizations in the form of cash contributions and product donations. Sara Lee contributes a large amount of its charitable gifts to the Sara Lee Foundation, which was formed in 1981 as the philanthropic arm of Sara Lee. The Foundation directs its grants to organizations focusing on five primary areas: women, hunger, homelessness and affordable housing, job training and arts and culture. In addition, the Foundation maintains an employee Matching Grants Program, through which the Foundation matches personal, financial contributions made by Sara Lee’s directors and full-time employees to eligible nonprofit organizations in the following categories: cultural, environmental, health and welfare, higher education, hospitals and youth groups. We believe that sufficient information regarding these programs already is publicly available and, as a result, that implementation of the proposal would not be in the best interests of Sara Lee stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

STOCKHOLDER PROPOSAL REGARDING SARA LEE’S ADOPTION OF  A CODE OF CONDUCT BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS

The Comptroller of the City of New York, as trustee of the New York City Employees’ Retirement System, 1 Centre Street, New York, NY 10007-2341, has advised Sara Lee that it owns more than 1.2 million shares of Sara Lee common stock and that it intends to present the following proposal for consideration at the Annual Meeting.

Stockholder Proposal

Whereas, Sara Lee currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105).

5.	There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

Board of Directors Statement in Opposition to the Stockholder Proposal

Sara Lee fully supports the ethical business principles and human rights standards advocated by the proposal. Sara Lee has a long-standing history of promoting workplace human rights and requiring its employees and its business partners to observe high standards of ethical conduct and business practices. Sara Lee developed and implemented its Global Business Standards code of conduct, as the proposal recommends, long before many other global manufacturers. We believe that our Global Business Practices program incorporates the standards contained in the proposal, and that our existing training and monitoring practices are effective in ensuring compliance with the program. For these reasons, we believe that modifying Sara Lee’s program to incorporate the specific standards and practices referenced in the proposal would not provide any added benefit beyond that already achieved by our existing Global Business Practices program.

Sara Lee’s Global Business Standards, which were adopted in 1997 and most recently updated in 2002, form the core of our Global Business Practices program. The Global Business Standards demonstrate Sara Lee’s unequivocal commitment to the prohibition of discrimination, harassment, intimidation and abuse in the work place; the fair treatment and compensation of all employees; the prohibition against the employment of children or forced labor; respect for employees’ rights to freely associate; and the protection of employees’ health and the environment. All Sara Lee employees receive a copy of the Global Business Standards, which have been translated into a variety of languages. The Global Business Standards also are available on Sara Lee’s employee intranet and under “Our Company” on its Web site at www.saralee.com. Sara Lee employees are required to comply with and report violations of the Global Business Standards, and are expressly prohibited from using a contractor or other third party to perform any act that is prohibited by the Global Business Standards or by law. Additionally, approximately 2,000 key employees are required to annually certify that they are in compliance with the Global Business Standards and that they have reported all or are not aware of any violations.

Sara Lee maintains a rigorous training and monitoring program to ensure that all employees are aware both that the Global Business Standards must be complied with and that the Global Business Standards exist for their protection. Sara Lee’s Global Business Practices Officer, supported by approximately 100 business practices officers located around the world, conducts regular employee training in the Global Business Standards. Numerous Division Business Practices Committees monitor compliance within their respective businesses and report to a company-wide Business Practices Committee, comprised of senior management. Reports regarding compliance with the program are provided to the Audit Committee of Sara Lee’s Board of Directors. Additionally, Sara Lee maintains telephone “hot lines,” staffed by independent, third party firms, through which employees can report suspected violations of the Global Business Standards on a confidential basis. These lines can be accessed worldwide on a toll-free basis and are staffed 24 hours a day, seven days a week, 365 days a year by trained third-party representatives.

Sara Lee’s commitment to promoting workplace human rights and compliance with applicable laws extends to its relationships with its business partners. Sara Lee strives to do business with those suppliers and subcontractors who embrace and demonstrate high standards of ethical business behavior. In addition, Sara Lee will not knowingly use suppliers who violate applicable laws or who engage in workplace abuse, such as child or forced labor, discrimination or use of corporal punishment. Sara Lee provides a copy of its Global Business Standards and its Supplier Selection Guidelines, which amplify the principles set forth in the Global Business Standards, to all suppliers who have an ongoing or material business relationship with Sara Lee. Compliance with the Supplier Selection Guidelines is ensured through Sara Lee’s monitoring program, which includes pre-production compliance audits and periodic facility inspections, performed by Sara Lee employees or independent monitoring firms. In its apparel operations, Sara Lee requires its facilities and the facilities of its strategic sewing contractors to be certified under the Worldwide Responsible Apparel Production (“WRAP”) standards. WRAP is an independent factory certification program that utilizes only accredited, external monitors to ensure compliance with their standards. Among other things, the WRAP standards prohibit child and forced labor, discrimination and harassment or abuse, and require that employees’ right to freedom of association and collective bargaining be recognized.

We believe that Sara Lee’s comprehensive Global Business Practices program covers each of the substantive areas covered by the proposal, and that our existing monitoring practices are effective in ensuring compliance with the goals advanced by the proposal. We also believe that modifying Sara Lee’s program to incorporate the specific standards and practices contained in the proposal would not provide any added benefit beyond that already achieved by our existing Global Business Practices program. In fact, adoption of the proposal would be duplicative of Sara Lee’s existing compliance and monitoring efforts and would divert management’s focus away from our existing compliance program. Accordingly, we do not believe that implementation of the proposal would be in the best interests of Sara Lee stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

OTHER INFORMATION

Stockholder Proposals for the 2004 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 P.M. (Central Time) on the 90th day, and not earlier than the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2004 Annual Meeting must be received by the Secretary after the close of business on May 24, 2004, and prior to 5:00 P.M. (Central Time) on June 24, 2004. Proposals should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Secretary, Roderick A. Palmore, 70 W. Madison Street, Chicago, Illinois 60602-4260. A copy of the Bylaws may be obtained from Mr. Palmore, Sara Lee’s Secretary, by written request to the same address.

In addition, if you wish to have your proposal considered for inclusion in Sara Lee’s 2004 Proxy Statement, we must receive it on or before May 25, 2004 pursuant to regulations of the Securities and Exchange Commission.

Sara Lee’s Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations and Corporate Affairs Department, 70 W. Madison Street, Chicago, Illinois, 60602-4260, or by calling (312) 558-4947. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Morrow & Co., Inc. for $14,000 plus associated costs and expenses, to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

Sara Lee Corporation

Audit Committee Charter

Committee Structure and Operations

The Sara Lee Corporation Audit Committee (“the Committee”) shall consist solely of independent Directors who are not employees of Sara Lee, each of whom shall satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the New York Stock Exchange, Inc. The Committee shall have at least three members. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The Committee will typically meet at least four times each year and may use the services of outside experts and consultants to assist it in fulfilling its responsibilities. Sara Lee’s Vice President–Internal Audit will ensure that new Committee members receive an orientation and training as to matters dealt with by the Committee and provide administrative staff support to the Committee.

Committee Responsibilities

The responsibilities of the Audit Committee are broadly defined to include:

1)	assisting the Board of Directors:

a)	in its oversight of the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures;

b)	in its oversight of the Corporation’s financial statements and the independent audit thereof;

c)	in its oversight of the Corporation’s legal and regulatory compliance programs; and

d)	in evaluating the qualifications, independence and performance of the outside auditors and the performance of the Corporation’s internal audit function;

2)	preparing any reports required of the Committee by the rules of the Securities and Exchange Commission, including a report in the Corporation’s annual proxy statement;

3)	selecting the Corporation’s outside auditors. The Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the outside auditors. The Committee also shall have the sole authority and responsibility to approve the fees of the outside auditors; and

4)	evaluating its own performance on an annual basis.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. The outside auditor shall report directly to the Audit Committee.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not employees of the Corporation. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures. Each member of the Audit

Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). Such information shall include, but is not limited to, the certifications of the CEO and CFO required by the Securities and Exchange Commission and the New York Stock Exchange as well as the reports to the Committee on the due diligence processes which support said certifications.

Duties and Powers of the Audit Committee

The Audit Committee shall have the following duties and powers:

1)	Oversight of the Corporation’s Relationship with the Outside Auditor

a)	to retain, terminate, oversee and approve the compensation of the independent accounting firm that will serve as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the “Annual Audit”);

b)	to preapprove all auditing and permitted non-audit services (including the fees and terms thereof) in accordance with the Act;

c)	to set clear hiring procedures for employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation;

d)	to discuss the scope of the prospective Annual Audit and approve the proposed fees to be paid therefor with the outside auditors;

e)	to obtain and review, at least annually, a report from the outside auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the outside auditor and the Corporation, as well as all relationships between the outside auditor and the Corporation’s subsidiaries, affiliates and other related entities;

f)	to discuss with the outside auditors any relationships, services or material issues disclosed in the report referred to in paragraph 1(e) above that may have an impact on the objectivity, independence or competence of the Corporation’s outside auditors and to take appropriate action in response to each report to satisfy itself of the outside auditors’ objectivity, independence and competence;

g)	to obtain and review, prior to the completion of each Annual Audit, a report from the outside auditor, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor and (iii) other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences;

h)	to consider any reports or communications (and management’s or the internal audit department’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;

i)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

j)	to resolve any disagreements between management and the outside auditor regarding financial reporting; and

k)	to review and evaluate the lead partner of the outside auditor and ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

2)	Financial Statements and Disclosure Matters

a)	to review and discuss with management and the outside auditors the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” prior to its filing and to review, outside of the presence of management, (i) the results of the Annual Audit with the outside auditors, including any problems or difficulties encountered by the outside auditors, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively and (iii) the adequacy of the Corporation’s internal auditing program and internal audit staff;

b)	to review and discuss with management and the outside auditors the Corporation’s interim financial results to be included in the Corporation’s quarterly reports on Form 10-Q, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” prior to the filing of the reports;

c)	to discuss with management and the outside auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles;

d)	to discuss with management quarterly and year-end earnings announcements (including the use of “pro forma” or “adjusted” non-GAAP information) prior to their release. Such discussions may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made. The Chair of the Committee, or his or her designee from the Committee, may represent the entire Audit Committee for purposes of reviewing earnings press releases;

e)	to review, at least annually, management’s procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management’s programs to assure compliance with the Foreign Corrupt Practices Act of 1977 and accounting and financial record keeping provisions under the Exchange Act and other federal and state laws, and discuss any significant issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies;

f)	to review, at least annually, (i) the material reserves established for contingent liabilities of the Corporation and its subsidiaries, (ii) the Corporation’s major financial risk exposures and the Corporation’s policies for managing such risks and (iii) any “off-balance sheet” transaction or off-balance sheet assets or liabilities;

g)	to review compliance by management with the existing major accounting and financial policies of the Corporation;

h)	following the completion of the review of the Annual Audit to meet separately with the outside auditors and management for the purpose of discussing and clarifying any issues and questions raised by the outside auditors with respect to the Annual Audit and to report the Audit Committee’s findings on any such issues to the Board of Directors within 60 days after the completion of such meetings; and

i)	to review the due diligence process for the CEO and CFO certifications for the Form 10-K and Form 10-Q.

3)	Oversight of the Corporation’s Internal Audit Function

a)	to review the appointment and replacement of the Vice President-Internal Audit (or other appropriate employee) who has direct responsibility for the internal audit function of the Corporation;

b)	to advise the Vice President-Internal Audit (or other appropriate employee) that he or she is expected to provide to the Audit Committee copies of the significant reports to management prepared by the internal auditing department and management’s responses thereto or, as appropriate, summaries of such reports and responses;

c)	to review with the Vice President-Internal Audit the scope of the internal audit plan, particularly in relation to the planned scope of the outside audit; and

d)	to review with the Vice President-Internal Audit (or other appropriate employee) outside of the presence of the outside auditors (i) the results of audits performed by the internal audit staff during the immediately preceding fiscal year, (ii) the independence from management of the internal audit function and (iii) the overall performance of the internal audit staff.

4)	Compliance and Other Oversight Responsibilities

a)	to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Vice President-Internal Audit or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;

b)	to establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

c)	to review this Charter at least annually and recommend any changes to the Board of Directors;

d)	to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

e)	to consult with management regarding the promotion of ethical business behavior, including the administration of the Corporation’s Global Business Practices program;

f)	to conduct an annual performance evaluation of the Audit Committee; and

g)	in addition to the meetings contemplated above, to meet separately, periodically, with management, with the Vice President-Internal Audit, and with the outside auditors, as appropriate.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

Authority of Audit Committee

The Audit Committee shall have the authority, and access to the resources and funding, necessary to discharge its responsibilities, including, without limitation, the authority, as it deems appropriate in its sole discretion, to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts and consultants.

Dated January 30, 2003

SARA LEE CORPORATION 70 W. MADISON STREET THREE FIRST NATIONAL PLAZA CHICAGO, IL 60602-4260

                        THREE WAYS TO PROVIDE VOTING INSTRUCTIONS!

Providing voting instructions by Internet or telephone is convenient and saves money. If you wish, you may still provide instructions by mail.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions provided.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sara Lee Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

SAVINGS PLAN SHARES If you hold Sara Lee common stock in any of Sara Lee’s retirement or savings plans, your vote for those shares must be received by 5:00 P.M. (EST) on October 27, 2003.

If you provided voting instructions by Internet or phone,

please do not mail this form.

                                                             THANK YOU

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SRLEE1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SARA LEE CORPORATION

The Board of Directors recommends a vote FOR

each of the nominees for director, FOR proposal 2

and AGAINST proposals 3 and 4.

1.	Election of twelve Directors

01) J.T. Battenberg III	07) C. van Lede	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except”
02) C. Coker	08) J. Manley				and write the nominee’s number on the line below.
03) J. Crown	09) Cary D. McMillan
04) W. Davis	10) C. Steven McMillan	☐	☐	☐
05) V. Jordan, Jr.	11) R. Ridgway
06) L. Koellner	12) R. Thomas

	For	Against	Abstain
Vote On Proposals
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sara Lee’s independent accountants for fiscal 2004.	☐	☐	☐	Each of the foregoing proposals is more fully described in the accompanying proxy statement.
3. To vote on a stockholder proposal regarding charitable contributions.	☐	☐	☐	The Proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

4. To vote on a stockholder proposal regarding Sara Lee’s code of conduct.	☐	☐	☐	NOTE: Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).
For written comments, please check this box and write them on the back where indicated			☐

	Yes	No			Yes	No
HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐	Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2003 ANNUAL MEETING OF STOCKHOLDERS

11:00 a.m. (EST), October 30, 2003

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 30, 2003, at 11:00 a.m. (EST), at the Hyatt Regency Tampa, 211 North Tampa Street, Tampa, Florida. Stockholders owning shares at the close of business on September 2, 2003, are entitled to attend and vote at the meeting. Stockholders will act on the election of twelve members of the board of directors, vote on the ratification of the appointment of Sara Lee’s independent accountants for fiscal 2004, vote on a stockholder proposal regarding charitable contributions, vote on a stockholder proposal regarding Sara Lee’s code of conduct and transact such other business as may properly come before the meeting.

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Ù  DETACH PROXY CARD HERE  Ù

SARA LEE CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 30, 2003

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints C. Steven McMillan and Roderick A. Palmore, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the Hyatt Regency Tampa, 211 North Tampa Street, Tampa, Florida, on October 30, 2003, at 11:00 a.m. (EST), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” proposal 2, and “AGAINST” proposals 3 and 4, each of which is set forth on the reverse side hereof, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy must be signed and dated on the reverse side.

Comments:

(If you noted any comments above, please mark corresponding box on other side.)